Lithia Motors to Present at Thomas Weisel Partners Consumer Conference September 26, 2006

MEDFORD, OREGON, September 20, 2006 (8:00 a.m. EDT) - Lithia Motors, Inc. (NYSE: LAD) today announced that company management will present at the Thomas Weisel Partners Consumer Conference being held at the Mandarin Oriental Hotel in New York City. The company will present at 10:55 a.m. EDT on Tuesday, September 26, 2006.

A live audio webcast will be accessible through the Investor Relations section of Lithia's website at www.Lithia.com Listeners should go to this site at least 10 minutes prior to the event to register. For those unable to listen to the live broadcast, a replay will be available for up to 30 days by accessing the above address. There is no charge to access the event.

About Lithia

Lithia Motors, Inc. is a Fortune 700 and Russell 2000 Company. Lithia sells 25 brands of new vehicles at 97 stores which are located in 39 markets within 13 states. Internet sales are centralized at www.Lithia.com. Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 103,333 new and used vehicles and had $2.9 billion in total revenue in 2005.

Additional Information

For additional information on Lithia Motors, contact the Investor Relations Department: (541) 776-6591 or log-on to: www.lithia.com - go to Investor Relations